Code of Business Conduct and Ethics1

Purpose
The Lion Electric Company and its subsidiaries (collectively, “Lion” or the “Company”) have adopted this Code of Business Conduct and Ethics (the “Code”) which embodies the Company’s commitment to conduct its business and affairs with honesty, integrity and in accordance with high ethical and legal standards.
Designated to promote integrity, the Code provides a set of ethical standards to guide the Company’s directors, officers, employees and consultants (“Company Personnel”) and constitutes conditions of employment or engagement and continuing relationship with the Company. It is expected that Company Personnel read and understand this Code and its application to the performance of their business responsibilities.
This Code provides an overview of the Company’s expectations for its Company Personnel and is supplemented by other existing policies adopted by the Company and those other policies that may be adopted by the Company in the future. It is the responsibility of Company Personnel to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.
Application of the code
Company Personnel
This Code applies to all directors, officers and employees of the Company without exception. The guidelines set out in this Code are further supplemented by specific corporate policies. Action by members of Company Personnel’s immediate family, significant others or other persons who live in the household of persons to whom this Code applies also may potentially result in ethical issues to the extent that they involve the Company’s business. Consequently, in complying with this Code, Company Personnel should consider not only their own conduct, but also that of their immediate family members, significant others and other persons who live in their household.
Business Partners
All business partners, contractors, consultants, service providers and suppliers of the Company (“Business Partners”) should read and understand this Code and its application to the conduct of their business, and be held, where appropriate, to the standards of this Code to the same
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extent as if they were Company Personnel (for such purposes, all appropriate references in this Code to Company Personnel shall be deemed to include Business Partners) and be expected to enforce policies and/or practices that are consistent with this Code. All third parties who have material business relationship with the Company will be expected to confirm, in writing, through their contract with the Company or otherwise, that they agree to and will comply with the terms of this Code.
Scope of this code
No code of business conduct and ethics can replace the thoughtful and ethical behaviour of Company Personnel. However, such a code can focus the board and management on areas of ethical risk, provide guidance to Company Personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help to foster a culture of honesty and accountability.
This Code provides guidelines to our Company Personnel in the following areas:
•Conflicts of interest and corporate opportunities
•Protection and proper use of corporate assets
•Confidentiality and integrity of corporate information
•Fair dealing
•Equal opportunity and no disparagement
•Brand Ambassadorship
•Compliance with laws, rules and regulations
•Commitment to traceability and transparency
•Reporting of any illegal or unethical behaviour
Conflicts of interest and corporate opportunities
Company Personnel are expected to use their judgment to act, at all times and in all ways, in the best interest of Lion. A “conflict of interest” exists when the personal interest of a member of Company Personnel interferes, or appears to interfere, with the performance of his or her duties or the best interest of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. For example, a conflict of interest may occur when an employee or a family member receives a personal benefit as a result of the employee’s position with the Company. A conflict of interest may also arise from an employee’s business or personal relationship with a customer, supplier, competitor, business partner or other employee if that relationship impairs the employee’s objective business judgment.
Whether or not a conflict of interest exists or will exist can be unclear. Even the appearance of a conflict of interest where none actually exists can be damaging to the Company and should be avoided. Factors that may be considered in evaluating a potential conflict of interest are, among others:
•whether it may interfere with the employee’s job performance, responsibilities or morale;
•whether the employee has access to confidential information;
•whether it may interfere with the job performance, responsibilities or morale of others within the organization;
•any potential adverse or beneficial impact on our business;
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•any potential adverse or beneficial impact on our relationships with our customers, partners, or suppliers or other service providers;
•whether it would enhance or support a competitor’s position;
•the extent to which it would result in financial or other benefit (direct or indirect) to the employee;
•the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, partners, suppliers or other service providers; and
•the extent to which it would appear improper to an outside observer.
All situations involving a conflict of interest should be avoided. Company Personnel are also prohibited from, among other things, (a) benefitting personally from opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing in any way, directly or indirectly, with the Company.
Lion respects the right of Company Personnel to privacy in their personal affairs, and members of Company Personnel are responsible for ensuring that they conduct themselves free from conflict.
Protection and proper use of corporate assets
All Company Personnel are expected to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets, including intangible assets, should be used for legitimate business purposes. Company Personnel may not use the Company’s corporate name, brand name or trade name owned or associated with the Company or any letterhead stationery for any personal purpose.
Confidentiality and integrity of corporate information
Company Personnel should maintain the confidentiality of information entrusted to them by the Company or its Business Partners and customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its Business Partners, customers and others, if disclosed, such as business, marketing plans, financial information, product development, manufacturing, designs, databases, customer lists, personnel data, personally identifiable information pertaining to our employees or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our Business Partners, customers and others.
In addition, because Lion interacts with other companies and organizations, there may be times when Company Personnel obtain confidential information about other companies before that information has been made available to the public. Company Personnel must treat this information in the same manner as Lion confidential and proprietary information. There may even be times when Company Personnel must treat as confidential the fact that Lion has an interest in, or is involved with, another company.
Every member of Company Personnel has a duty to refrain from disclosing to any person confidential or proprietary information about Lion or any other company learned in the course of employment with Lion, until that information is disclosed to the public through approved channels. This Code requires Company Personnel to refrain from discussing confidential or proprietary information with outsiders and even with other member of Company Personnel, unless those members of Company Personnel have a legitimate need to know the information in
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order to perform their duties. Unauthorized use or distribution of such information could also be illegal and result in civil liability and/or criminal penalties.
The Company has adopted a Disclosure Policy that should be referred to by Company Personnel.
In addition, Lion may collect, use and store personal information about Company Personnel, Business Partners, customers and others in the course of its business activities. This collection, use and disclosure of personal information are subject to provincial, state, federal and international laws.
Lion’s books, records, accounts and financial statements must be maintained in appropriate detail, must properly reflect the Company’s transactions and must conform both to applicable laws and to the Company’s system of internal controls. Further, the Company’s public financial reports must contain full, fair, accurate, timely and understandable disclosure as required by law. The making of false or misleading entries, whether they relate to financial results or otherwise, is strictly prohibited. The Company’s financial, accounting and legal groups are responsible for procedures designed to assure effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting, and all Company Personnel should comply with these procedures.
Fair dealing
Company Personnel should endeavour to deal fairly with the Company’s other Company Personnel and Business Partners and customers. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance Lion’s interests.
Equal opportunity and no disparagement
Lion fosters a collegial work environment in which all individuals are treated with respect and dignity. The Company is an equal opportunity employer and does not discriminate against Company Personnel on the basis of race, color, religion, sex, national origin, age, sexual orientation or disability. The Company is committed to actions and policies to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and corrective action. The Company does not tolerate discrimination by any member of its Company Personnel and does not tolerate harassment of its Company Personnel, Business Partners or customers in any form.
Members of Company Personnel shall not make disparaging statements concerning their colleagues or other members of Company Personnel which may adversely affect the reputation of the Company or its Company Personnel.

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Brand ambassadorship
All members of Company Personnel are ambassadors of Lion and its brands. All members of Company Personnel shall represent Lion professionally, and act and communicate in a manner which upholds its good reputation and image at all times. This includes ensuring that the use of social media and other forms of digital or other communications is consistent with the Company’s Disclosure Policy and other policies. As actions of Company Personnel are seen to reflect those of Lion, all actions of Company Personnel must reflect the policies and standards of Lion.
Compliance with laws, rules and regulations
Members of Company Personnel must follow applicable laws, rules and regulations at all times and if they have questions about the applicability or interpretation of any law, rule or regulation, they should contact the senior officer in charge of legal matters.
A.Insider Trading
Insider trading is both unethical and illegal, and shall be dealt with decisively. Federal and provincial/state laws prohibit trading in securities by persons who have priviledged information or material information that is not generally known or available to the public.
Material information can be positive or negative. Information is “material” if it would influence a reasonable investor in deciding whether to buy, sell or hold Lion shares or, if disclosed to the public, would reasonably be expected to have a significant effect on the market price or value of Lion shares. Possible examples include financial information such as sales numbers, financial projections or the Company’s financial performance, or the hiring or departure of key personnel.
Company Personnel shall not (i) trade in shares or other securities of Lion while in possession of material non-public information, (ii) pass on material non-public information to others without express authorization by the Company, or (iii) recommend to others that they trade in shares or other securities based on material non-public information.
The Company has adopted an Insider Trading Policy and all Company Personnel are expected to review and follow it at all times. Certain Company Personnel must also comply with trading windows and/or pre-clearance requirements when they trade Lion securities.
B.Improper Payments
Company Personnel may not bribe anyone for any reason, whether in dealings with governments or the private sector. Members of Company Personnel shall not give or accept any gift, favour, entertainment, special accommodation or other items of value, to or from any actual or potential Business Partners, customers or other third parties except in strict compliance with this Code and with applicable law. No Company Personnel shall accept financial compensation of any kind, nor any special payment, loan or favor, from persons, corporations or organizations having dealings or potential dealings with Lion.
The Corruption of Foreign Public Officials Act in Canada, the U.S. Foreign Corrupt Practices Act, and similar laws in other countries, prohibit offering or giving anything of value, directly or indirectly, to government officials in order to obtain or retain business. Company Personnel may not make illegal payments to government officials directly or indirectly through a third party. Company Personnel who are conducting business with government officials of any country must contact the senior officer in charge of legal matters for guidance on the laws governing payments and gifts to government officials.
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C.Safe and Healthy Workplace
Lion provides a clean, safe and healthy work environment. Each member of Company Personnel has responsibility for maintaining a safe and healthy workplace by following health and safety rules and practices and reporting accidents, injuries and unsafe conditions, procedures, or behaviours. Violence and threatening behavior are not permitted. Company Personnel must report to work to perform their duties in a condition free from the influence of alcohol or illegal drugs.
D.Protection of Environment
The Company is committed to sound environmental management. It is the intent of the Company to conduct itself in partnership with the environment and community at large as a responsible and caring business entity. The Company is committed to managing all phases of its business in a manner that minimizes any adverse effects of its operations on the environment.
Reporting of any illegal or unethical behaviour
The Company has adopted a Whistleblower Policy which makes it clear that Company Personnel and third parties can report wrong-doings or suspected wrong-doings confidentially and anonymously (if so desired) without fear of victimization, subsequent discrimination or disadvantage. The Whistleblower Policy is also intended as a clear statement that if any wrong-doing by the Company or Company Personnel is identified and reported to the Company, it will be dealt with expeditiously, investigated thoroughly and, if necessary, remediated in a timely manner. Examples of this include instances of misconduct including illegal or unethical behaviour, fraudulent activities, and violation of Company policies, particularly with respect to accounting, internal accounting controls or auditing matters. The Company will further examine and implement the means of ensuring that such wrong-doings can be prevented in the future.
Administration of the code
Lion’s Audit Committee is charged with establishing, maintaining and overseeing this Code, as well as assisting the Board of Directors with the monitoring and compliance of the Code and considering any waivers of the Code.
All questions regarding this Code should be referred to the Chief Legal Officer of the Company.
The Company expects its Company Personnel to exercise reasonable judgment when conducting the Company’s business. The Company encourages Company Personnel to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation a member of Company Personnel may encounter or every concern they may have about conducting the Company’s business ethically and legally. In these situations, the Company encourages Company Personnel to speak with their supervisor (if applicable) or with the representatives of the Company’s Human Resources and Legal Departments if they have any questions or concerns pertaining to this Code.
Company Personnel have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that Company Personnel may have with the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from Company Personnel in the conduct of the Company’s business.
Compliance with this Code is a condition of the employment or service agreement entered into by the Company and members of Company Personnel, and any violation of this Code may result in disciplinary action, up to and including termination of employment or contractual relationship. In addition, violation of the Code may also violate certain Canadian, U.S. and/or other laws. If it appears a member of Company Personnel may have violated such laws, the
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Company may refer the matter to the appropriate authorities, which could lead to legal proceedings, penalties, fines or imprisonment.
Waivers or exceptions to this Code will be granted only in advance and under exceptional circumstances by a designated executive officer. Any waiver of this Code with respect to a member of the Board of Directors or executive officer of Lion may be granted only by the Board of Directors or a designated committee of the Board, as applicable. Any such waiver shall be disclosed to the extent and in the manner required by applicable laws or stock exchange rules.

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